UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2018

DELMAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37823	99-0360497
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 720-999 West Broadway Vancouver, British Columbia, Canada	V5Z 1K5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 629-5989

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2018, DelMar Pharmaceuticals, Inc. (the “Company”) and Saiid Zarrabian, the Company’s interim President and Chief Executive Officer and a current member of the Board, entered into an employment agreement (the “Agreement”) pursuant to which Mr. Zarrabian was appointed as the Company’s President and Chief Executive Officer. Under the Agreement, Mr. Zarrabian will receive an annual base salary of $470,000 and will be eligible to receive a fiscal year target bonus of up to 50% of base salary (which may be adjusted by the Board to up to 60% of base salary based on overachievement of bonus targets or other performance criteria). Any bonus earned for a fiscal year will be payable in cash, but the Board may pay up to 50% of the bonus, as well as any bonus in excess of 50% of base salary, in the form of stock options granted under the Company’s 2017 Omnibus Equity Incentive Plan (the “Equity Plan”) (or any successor plan). The bonus for the Company’s fiscal year ending June 30, 2019 will be based on the period from the effective date of the Agreement (May 21, 2018) (the “Effective Date”) through June 30, 2019.

Under the Agreement, Mr. Zarrabian was granted a stock option under the Equity Plan with respect to 836,465 shares of the Company’s common stock at an exercise price of $0.9825 (the closing price of the Company’s common stock on the Effective Date). The option grant will vest and become exercisable with respect to 1/6th of the shares covered by the option on the six-month anniversary of the Effective Date, and as to the remaining shares covered by the option on a monthly basis over the succeeding thirty months. The options will become fully vested effective immediately prior to the consummation of a “Change in Control” (as defined in the Agreement). The Board, in its discretion, may grant Mr. Zarrabian additional annual stock option grants, subject to the same vesting schedule, with respect to 1.0% of the Company’s then outstanding shares as of the date of grant, up to an aggregate of 6.0% of outstanding shares. To the extent possible, all options will be granted as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Zarrabian will be provided Company-paid life insurance with a death benefit of up to $2.5 million, thirty vacation days per annum, and benefits under plans made available to other employees and executives of the Company.

In the event of Mr. Zarrabian’s involuntary termination of employment without “Cause” or resignation for “Good Reason” (as such terms are defined in the Agreement), he will, subject to certain conditions, be entitled to:

●	Continued payment of his base salary for 12 months;

●	A prorated bonus for the year of termination based on performance through the date of termination, as well as any bonus earned for the year preceding the year of termination;

●	An additional six months’ of vesting credit for any outstanding options; and

●	Continued health coverage during the severance period.

In the event that an involuntary termination as described above occurs during a period beginning sixty days before a definitive corporate transaction agreement is entered into that would result in a Change in Control of the Company or within twelve months following a Change in Control of the Company, the severance period will increase to eighteen months’ severance, Mr. Zarrabian will receive 100% of his target bonus, and his options will be fully vested.

The preceding summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report.

A copy of the Company’s press release related to Mr. Zarrabian’s appointment as Chief Executive Officer of the Company is being furnished as Exhibit 99.1 to this report.

Item 9.01. Exhibits.

10.1	Employment Agreement, dated May 21, 2018, by and between DelMar Pharmaceuticals, Inc. and Mr. Zarrabian.

99.1	Press release of DelMar Pharmaceuticals, Inc., dated May 22, 2018, reporting the appointment of Mr. Zarrabian.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

By:	/s/ Saiid Zarrabian
Name: Saiid Zarrabian
Title: President and Chief Executive Officer

Dated: May 22, 2018

EXHIBIT INDEX

10.1	Employment Agreement, dated May 21, 2018, by and between DelMar Pharmaceuticals, Inc. and Mr. Zarrabian.

99.1	Press release of DelMar Pharmaceuticals, Inc., dated May 22, 2018, reporting the appointment of Mr. Zarrabian.